Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden Short-Term Bond Fund, Inc.:

We consent to the incorporation by reference, in this registration statement (No. 033-22363) on Form N-1A, of our reports dated February 28, 2007 on the statements of assets and liabilities of Dryden Short-Term Bond Fund, Inc. (comprised of Dryden Short-Term Corporate Bond Fund and Dryden Ultra Short Bond Fund, hereafter referred to as the “Funds”), including the portfolios of investments, as of December 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

March 29, 2007